UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 17, 2007

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Carnegie Avenue, Suite 100, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (949) 270-9400

1515 South Manchester Avenue, Anaheim, California  92802

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                                             Entry into a Material Definitive Agreement.

On October 17, 2007, Iteris, Inc. (the “Company”) and Silicon Valley Bank (“SVB”) entered into an Amendment to Loan and Security Agreement (the “Amendment”), which modifies the Loan and Security Agreement dated October 16, 2006 by and between the Company and SVB (the “Loan Agreement”).  The Amendment increases the credit line under the Loan Agreement from $8.0 million to $10.0 million and provides that the amount outstanding under the term loan will reduce the maximum amount available under the line of credit only if the Company’s debt service coverage, as defined in the Amendment, falls below a specified ratio.  In addition, the Amendment increases the minimum tangible net worth requirement and revises the interest rates payable for amounts outstanding under the Loan Agreement from the greater of 8.5% per annum and the current stated prime rate plus 1.25% to the current stated prime rate plus 1.0% for amounts outstanding under the credit line and 8.75% for amounts outstanding under the term loan.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01                                             Financial Statement and Exhibits.

(d)           Exhibits

Exh. No.	Description
10.1	Amendment to Loan and Security Agreement, dated October 17, 2007, by and between Silicon Valley Bank and Iteris, Inc.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 23, 2007

ITERIS, INC.,
a Delaware corporation

By:	/S/ JAMES S. MIELE
James S. Miele
Chief Financial Officer

EXHIBIT INDEX

Exh. No.	Description
10.1	Amendment to Loan and Security Agreement, dated October 17, 2007, by and between Silicon Valley Bank and Iteris, Inc.